Exhibit 10.10

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Executed

December 30, 2016

Vu Truong, CEO

Aridis Pharmaceuticals, Inc.

5941 Optical Court

San Jose, California  95138

Development Program:	Inhaled Gallium Citrate Anti-Infective

Amount of Award:	$2,902,097.00

Name of Awardee:	Aridis Pharmaceuticals, Inc. (“Aridis”)

Dear Dr. Truong:

We are pleased to inform you that the Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) is hereby issuing an award for the Development Program described in Exhibit A and disbursed in accordance with Exhibit B up to the amount indicated above.  The awardee, Aridis, shall be responsible for the payment of all of the remaining costs required to complete the Development Program and for costs associated with the further development and commercialization of the Product.  Each party’s obligations hereunder will commence and apply upon the execution of this Agreement.  CFFT has determined that the Award is consistent with its charitable mission to cure and mitigate the effects of cystic fibrosis and that the Development Program is unlikely to be completed or could be significantly delayed without the Award.  The Award is subject to the following terms, conditions and policies of this Letter Agreement (“Agreement”):

1.                                      Disbursement of Award; CFFT Know-How; Reports.

(a)                                 The Award will be disbursed by CFFT to Aridis in accordance with the Milestone Payment Schedule set forth in Exhibit B.  Upon completion of the Development Program, any CFFT funds not expended on the Development Program must be returned to CFFT, and upon such return, the amounts of such returned funds will not be included as part of the “Award” for purposes of calculating any payment due to CFFT pursuant to Paragraph 2 (a) and (b).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(b)                                 To the extent CFFT shall provide or make available to Aridis any information, expertise, know-how or other intellectual property related to cystic fibrosis or the treatment, prevention, or cure thereof (“CFFT Know-How”) to Aridis, CFFT hereby grants to Aridis a royalty-free, irrevocable, non-exclusive, transferable, sublicensable (through multiple tiers), worldwide right and license under all of CFFT’s rights in such CFFT Know-How to assist Aridis and for Aridis to research, develop, commercialize, make, have made, use, sell, have sold, offer for sale, import, export and otherwise exploit the Product.

(c)                                  During the Development Program, Aridis agrees to provide CFFT and the Project Advisory Group (“PAG”) specified below with a reasonably detailed, written report every three (3) months, summarizing progress toward achieving the goals of the Development Program.  In addition, Aridis shall prepare and deliver to CFFT a closing report within thirty (30) days after the completion of the Development Program.  Following the completion of the Development Program, Aridis shall continue to report to CFFT once per year on the progress of its development activities regarding the Product until the earlier of First Commercial Sale of the Product (as defined below) or such time as Aridis (or its Affiliates or licensee or sublicensees of either) ceases development of the Product in the Field.

2.                                      Payments to CFFT.  In consideration of license under Paragraph 1(b), Aridis agrees to make the following payments to CFFT:

(a)                                 Aridis shall pay to CFFT a one-time amount equal to the Cap.  Such amount shall be paid in as few as three (3) and not more than five (5) annual installments, as follows:  within ninety (90) days of the end of the calendar year in which the First Commercial Sale occurs, and within ninety (90) days of the end of each subsequent calendar year until the Cap is paid, Aridis shall pay up to [***] of Net Sales for that calendar year (except that in the fifth installment, if any, Aridis shall pay the remaining unpaid portion of the Cap, regardless of the percentage of Net Sales or fraction of Cap such payment would represent).

(b)                                 In addition to the amount payable pursuant to subparagraph (a) above, Aridis shall pay to CFFT a one-time amount equal to the Actual Award within sixty (60) days after the end of the first calendar year during which aggregate Net Sales of the Product exceed [***].

(c)                                  In the event that Aridis licenses rights to the Product in the Field to a third party, sells the Product, or consummates a Change of Control Transaction (collectively, a “Disposition Transaction”) prior to the First Commercial Sale, Aridis shall pay to CFFT an amount equal to:

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(i) Two (2) times the Actual Award, if the Change of Control Transaction occurs prior to the completion of the first Phase IIb (or equivalent) clinical study with respect to the Product; and (ii) four (4) times the Actual Award if the Change of Control Transaction occurs after the completion of the clinical trial specified in (i) above.  The Disposition Payment shall be made within sixty (60) days after the closing of a Disposition Transaction.  Notwithstanding the payment of the Disposition Payment, the payments specified in subparagraphs (a) and (b), if not paid in full after the Disposition Payment, shall survive, provided that the amount specified in subparagraph (a) shall be reduced by the Disposition Payment.  If any portion of the Cap in subparagraph (a) has been paid prior to the Disposition Payment, then the Cap shall be reduced by such amount previously paid.

3.                                      Commercially Reasonable Efforts.  Aridis (or its Affiliates or licensees or sublicensees of either) shall use Commercially Reasonable Efforts to conduct the Development Program during the term of this Agreement.  After the Development Program is completed, Aridis shall exercise Commercially Reasonable Efforts to continue to develop the Product (the “Post-Development Program Obligation”) until the earlier of the First Commercial Sale of the Product, or such time as Aridis (or its Affiliates or licensees or sublicensees of either) ceases development of the Product in the Field.

4.                                      Program Advisory Group (“PAG”).

(a)                                 Aridis and CFFT shall form a PAG.  The PAG serves the function of allowing CFFT to monitor the use of its funding.  The PAG shall terminate and cease to exist on the earlier of (i) the First Commercial Sale of the Product, or (ii) the termination of this Agreement.  The PAG shall consist of two (2) individuals appointed by Aridis and two (2) individuals appointed by CFFT.  One of such individuals from Aridis and CFFT, respectively, shall be the principal liaison to the Development Program.  A party may replace the individuals appointed by such party and designate a different individual as the principal liaison upon written notice to the other party.

(b)                                 The role of the PAG shall be to discuss and propose amendments to the Development Program, including the budget, to determine whether payment milestones have been achieved, and provide recommendations on other issues raised by either party relating to the Development Program, provided that no change to the Development Program shall be made without the written agreement of both parties.

(c)                                  Each party shall be responsible for its own expenses in connection with attending and participating in the PAG.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

5.                                      Interruption License.  Aridis hereby grants the Interruption License (as defined below) to CFFT, which Interruption License shall be effective as provided below.  Upon written notice from CFFT following an Interruption (the “Interruption Notice”), Aridis shall elect, within thirty (30) days of such Interruption Notice, one of the following options by written notice to CFFT:

(a)                                 Aridis shall reasonably demonstrate, in the form of a written progress report, that an Interruption has not occurred, or that Aridis, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing is exercising Commercially Reasonable Efforts to develop the Product in accordance with Paragraph 3;

(b)                                 Aridis shall provide CFFT with written notice within such thirty (30) day-period that Aridis, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, has plans to resume Commercially Reasonable Efforts to develop the Product in accordance with Paragraph 3 and resumes such Commercially Reasonable Efforts within the ninety (90) day period following such notice;

(c)                                  The Interruption License shall become effective, as set forth below; or

(d)                                 In lieu of the Interruption License, within thirty (30) days of the Interruption Notice, Aridis shall pay to CFFT the greater of (A) two (2) times the Actual Award, and (B) the total of the Actual Award plus Interest up to the time of such election; and in the event of such payment, this Paragraph 5 and Paragraph 2 shall no longer be applicable.

If Aridis has elected (a) or (b) above within thirty (30) days of the Interruption Notice, the Interruption Notice shall be deemed satisfied and be of no further force or effect unless CFFT notifies Aridis within thirty (30) days after receipt of Aridis’ progress report under (a) above or provides notice under (b) above that CFFT disputes such progress report or notice, as the case may be.  If CFFT provides timely notice of its dispute, the parties shall resolve such dispute in accordance with the dispute resolution provision of this Agreement.

If Aridis has elected (a) or (b) above, CFFT has disputed such election, the resolution of the dispute is concluded and the final outcome of such dispute resolution is that such election was defective, Aridis shall have the right to elect (c) and (d) above within thirty (30) days of the final outcome.  If Aridis does not make such election within such thirty (30)-day period, Aridis shall be deemed to have made the election specified in (c) above.  If Aridis has made (or is deemed to have made) the election specified in (c) above, the Interruption License shall be effective upon such election (or deemed election) (such date, the “Interruption License Effective Date”).  The Interruption License

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended shall mean an exclusive (even as to Aridis), worldwide license to CFFT under the Aridis Development Program Technology to manufacture, have manufactured, license, use, sell, offer to sell, and support the Product in the Field.  Under the Interruption License, in lieu of any further payments to CFFT hereunder, Aridis and CFFT shall share on a 50-50 basis all compensation and consideration received from any third party in connection with the license, sale or other transfer of the Development Program Technology, whether in the form of an option or signing fee, license fees, milestone payments, royalties or otherwise, provided that CFFT’s share of any such compensation and consideration shall be increased by [***], and Aridis’ share shall be reduced by like percentage points, for each [***] additional investment in the development of the Product and/or the Research Program Technology made by CFFT after the Interruption License Effective Date, except that, in no event shall Aridis’ share in any compensation and consideration received be reduced below [***].  Aridis shall deliver to CFFT, within ninety (90) days after the Interruption License Effective Date, a copy of all materials and data in its possession or control constituting Development Program Technology, to the extent required by CFFT to make, use, or sell the Product in the Field and to the extent that Aridis has the right to provide such materials and data.  The Interruption License shall be deemed to constitute intellectual property as defined in Paragraph 365(n) of the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.  Aridis agrees that CFFT, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S. Bankruptcy Code.  CFFT’s rights to the Interruption License shall be enforceable against any assignee, licensee or other transferee of the Product and the Development Program Technology.

6.                                      Indemnification

(a)                                 Aridis shall indemnify, defend and hold harmless CFFT, its Affiliates, and their respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns (each, an “CFFT Indemnitee”), from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) payable to such third parties arising out of, and relating to any such third party claims resulting from:

(i)                                     the conduct of the Development Program by Aridis or its Affiliates or their respective directors, officers, employees, consultants, agents, representatives, licensees, sublicensees, subcontractors and/or investigators (each, an “Aridis Party”) under this Agreement and/or pursuant to one or more agreements between Aridis and any Aridis Party, or any actual or alleged violation of law resulting therefrom;

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(ii)                                  Aridis’ or its Affiliates’ development, manufacture, or commercialization of the Product developed in whole or in part as a result of the Development Program;

(iii)                               any claim of infringement or misappropriation with respect to the conduct of the Development Program by or on behalf of Aridis or its Affiliates, or Aridis’ or its Affiliates’ third party licensees’ or sublicensees’ manufacture, use, sale, or import of the Product developed in whole or in part as a result of the Development Program; and

(iv)                              any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the conduct of the Development Program by or on behalf of Aridis or its Affiliates, or Aridis’ or its Affiliates’ third party licensees’ or sublicensees’; in each case, (A) other than CFFT’s or any of CFFT’s licensees’ or sublicensees’ development, manufacture or commercialization of the Product developed in whole or in part as a result of the Development Program following the Interruption License Effective Date, and (B) except to the extent the claim, suit, demand, liability, damage, or loss results from the negligence, willful misconduct or other fault of a CFFT Indemnitee.

(b)                                 CFFT shall indemnify, defend and hold harmless Aridis, its Affiliates and their respective directors, officers, employees, consultants, agents and representatives and their respective successors, heirs and assigns (“each an Aridis Indemnitee”) from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) payable to such third parties arising out of, resulting from, or relating to any exercise of any rights under the Interruption License by or on behalf of CFFT, any designee, assignee or successor in interest thereto, or any licensee or sublicensee of any of the foregoing, except to the extent the claim, suit, demand, liability, damage or loss results from the negligence or willful misconduct of a Aridis Indemnitee after the effective date of the Interruption License.

(c)                                  A party entitled to indemnification under this Paragraph 6 (the “Indemnified Party”) will promptly notify the other party (the “Indemnifying Party”) of any claims, suits, demands, losses, liabilities, damages, costs, penalties, fines, or expenses subject to indemnification under this Paragraph 6 of which it is made aware.  The Indemnified Party will cooperate, and exert efforts to cause other Indemnified Parties to cooperate, in assisting the Indemnifying Party in presenting a

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended defense, if requested to do so.  The Indemnifying Party shall have sole control to select defense counsel, direct the defense of any such complaint or claim, and the right to settle claims at the Indemnifying Party’s sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any Indemnified Party and fully releases the Indemnified Party for all liability that would otherwise be paid or satisfied by the Indemnifying Party.  In the event a claim or action is or may be asserted, the Indemnified Party shall have the right to select and to obtain representation by separate legal counsel.  If the Indemnified Party exercises such right, all costs and expenses incurred for such separate counsel shall be borne by the Indemnified Party.  No Indemnified Party shall settle or enter into any voluntary disposition of any matter subject to indemnification under this Paragraph 6 without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

7.                                      Insurance.  Aridis shall maintain at its own expense, with a reputable insurance carrier, coverage for Aridis, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the development efforts being conducted by Aridis, the following policies:  Commercial general liability insurance, including contractual liability as respects this Agreement for bodily injury and property damage and, no later than the first use administration of the Product to a human subject, the Product liability and clinical trials liability.

Maintenance of such insurance coverage will not relieve Aridis of any responsibility under this Agreement for damage in excess of insurance limits or otherwise.  On or prior to the Effective Date of this Agreement, Aridis shall provide CFFT with an insurance certificate from the insurer(s), broker(s) or agent(s) (hereinafter collectively the “Insurance Providers”) evidencing the applicable insurance coverage.  At its request, during the term of this Agreement CFFT may review Aridis’ insurance coverage with relevant Aridis personnel no more than one time per year.

8.                                      Intellectual Property Rights.  All inventions, data, know-how, information, results, analyses, and other intellectual property rights resulting from the Development Program shall, as between the parties, be owned by Aridis and the preparation, filing and maintenance of all patents and patent applications resulting from the Development Program shall, as between the parties, be the sole responsibility, and under the sole control, of Aridis.  Subject to Paragraph 5, CFFT hereby assigns and transfers to Aridis all of CFFT’s right, title, and interest in and to inventions, data, know-how, information, results, analyses, and other intellectual property rights resulting from the Development Program, CFFT’s access to, or knowledge or use of, any Aridis Development Program Technology, the Product, or confidential or proprietary information of Aridis, and all intellectual property rights related to any of the foregoing, free and clear of all liens, claims, and encumbrances.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

9.                                      Termination of Agreement.

(a)                                 This Agreement will expire upon the completion of the Development Program if Aridis is not subject to a Post-Development Program Obligation unless sooner terminated as provided in this Paragraph 9(a).  Either party may terminate this Agreement for cause, without prejudice to any other remedies available to the terminated party with respect thereto, by providing the other party with written notice of such cause and intent to terminate; provided, however, that the other party shall have thirty (30) days following the receipt of written notice to cure such cause.  For this Paragraph 9, “cause” shall mean (i) a party’s material breach of its covenants or obligations under this Agreement or (ii) a bankruptcy or similar filing by a party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all or substantially all of its assets if such filing is not dismissed within sixty (60) days after the date of its filing.

(b)                                 The following provisions shall survive the termination of this Agreement:  Paragraphs 2, 5, 6, 8, 9, 10 (solely with respect to the confidentiality obligations therein), 11, and 12.

10.                               Audits.  At the request of CFFT, from time to time, Aridis shall permit CFFT, upon reasonable notice, to audit and examine such books and records of Aridis as may be necessary for verifying Aridis’ expenditures of the Award and the payment of royalties, if any, but no more frequently than once every calendar year.  All non-public information made available by Aridis as part of any such audit, as part of any other reports (whether written or non-written), or otherwise under this Agreement (including, but not limited to, in connection with the PAG) shall be regarded as Aridis’ confidential information under the confidentiality agreement between the parties, and CFFT hereby covenants that, except to the extent required by law (provided that CFFT promptly notifies Aridis of such requirement and permits Aridis to seek, and reasonably cooperates with Aridis at Aridis’ expense in seeking, a protective order therefor or other confidential treatment thereof), it shall not use any such information for any purpose other than determining whether Aridis has complied with its obligations hereunder (provided that CFFT may also use information provided through the PAG to further the purposes of the PAG hereunder) or, in the event of the grant of the Interruption License, the exercise thereof, or disclose any such information to any third party, and shall maintain such information in confidence in a manner at least as restrictive as its manner of treating its own confidential information of similar

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended nature and in any event not less than with a reasonable degree of care.  CFFT shall pay the cost of any such audit unless the audit discloses a deficiency of more than five 5% in any payment made to CFFT, in which event, Aridis shall reimburse CFFT for the cost of the audit.  In addition, all payments and other items found to be erroneous as a result of the audit shall be corrected.

11.                               Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland

(b)                                 Dispute Resolution.

(i)                                     In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, or the rights or obligations of either party under this Agreement (a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail.  As soon as practicable after receipt of such notice, an officer of each party shall meet at a mutually agreed upon time and location to engage in good faith discussions for the purpose of resolving such Dispute.  If the Dispute is not resolved within thirty (30) days of such notice, either party may institute arbitration in accordance with (ii) below.

(ii)                                  In the event any Dispute is not resolved in accordance with (i) above, such Dispute shall be resolved by final and binding arbitration.  Whenever a party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party.  Arbitration shall be held in Washington, D.C., according to the then-current commercial arbitration rules of the Center for Public Resources (“CPR”), except to the extent such rules are inconsistent with this subparagraph.  The arbitration will be conducted by one (1) independent, neutral arbitrator who shall be mutually acceptable to both parties, such acceptance not to be unreasonably withheld, and who shall be appointed in accordance with CPR rules.  If the parties are unable to mutually agree on such an arbitrator within 20 business days of the notice of the institution of the arbitration proceedings, then either party shall have the arbitrator be appointed in accordance with CPR rules.  Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge.  The arbitrator shall use his/her best efforts to conduct and conclude the proceedings within thirty (30) days of the final arbitration hearing.  No arbitrator shall have the power to award punitive damages and such award is expressly prohibited.  The proceedings and decisions of the arbitrator shall be confidential, final and

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended binding on all of the parties.  Judgment on the award so rendered may be entered in any court having jurisdiction thereof.  The parties shall share the costs of arbitration according to the decision of the arbitrator.  Nothing in this subparagraph will preclude either party from seeking equitable or injunctive relief, or interim or provisional relief, from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or any other form of permanent or interim equitable or injunctive relief, concerning a dispute either prior to or during any arbitration.

(c)                                  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.  Facsimile and other electronically scanned signatures shall have the same effect as their originals.

(d)                                 All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the seventh (7th) business day following deposit in the mail), or other electronic means of communication (each of which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to CFFT, to:

Preston Campbell, III, M.D.
6931 Arlington Rd.
Suite 200
Bethesda, Maryland  20814
Phone:  301-907-2541
Fax:  301-907-2699
Email:  pcampbell@cff.org

with a copy to:

Schaner & Lubitz, PLLC
6931 Arlington Rd., Suite 200
Bethesda, Maryland  20814
Attn:  Kenneth I. Schaner, Esq.
Phone:  240-482-2848
Fax:  202-470-2241
E-mail:  ken@schanerlaw.com

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended if to Aridis, to:

Aridis Pharmaceuticals, Inc.
5941 Optical Court
San Jose, California  95138
Attn:  Vu Truong, CEO
Phone:  408-385-1742
Fax:  408-960-3822
E-mail:  truongv@aridispharma.com

(e)                                  The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(f)                                   This Agreement may not be assigned by any party without the consent of the other party, except that either Party may assign this Agreement without such consent to an Affiliate of such party or in connection with the transfer, whether by sale of assets, merger or otherwise, of all or substantially all of the assets or business of such party to which this Agreement relates, provided that the assignee agrees in a writing delivered to the other Party that he or she agrees to be bound by this Agreement.  Any assignment that is not in accordance with this subparagraph 11(f) will be null and void ab initio.

(g)                                  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between CFFT and Aridis.  Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(h)                                 Aridis shall submit any proposed press release or other public announcement, other than an academic, scholarly, or scientific publication, concerning the terms of this Agreement or this Award to the Public Affairs Department of CFFT prior to its public release with sufficient time prior to its public release to allow for review and comments, except to the extent any such release or announcement is required by law, rule, or regulation or the rules of any securities exchange.  CFFT’s support for the Development Program shall be acknowledged in any publications relating to the Development Program.  Nothing in this Agreement shall prohibit Aridis from disclosing the terms of this Agreement pursuant to federal securities laws or the rules of any securities exchange.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(i)                                     The parties agree that they intend to advance the body of general scientific knowledge of cystic fibrosis and its potential therapies and cures and the parties acknowledge that Aridis intends to, as commercially and scientifically reasonable based on the results of the Development Program, submit for publication the results of the Development Program in a scientific peer-reviewed publication on a timely basis and provide CFFT with copies of at least one public forum presentation annually.

(j)                                    In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, Aridis shall take reasonable steps to ensure that the payments received from CFFT are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations.  Aridis certifies that it is in compliance in all material respects with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control (OFAC) sanctions.

(k)                                 Aridis shall provide CFFT on the effective date of this Agreement with a description of its other sources of support and update that description from time to time during the Development Program.

(l)                                     Aridis shall provide CFFT with a copy of its public filings, such as annual reports, with governmental units from time to time during the Development Program.

12.                               Definitions.

(a)                                 Unless otherwise defined in this letter, the following shall apply:

•                  “Actual Award” means the total amount of the Award actually paid to Aridis.

•                  “Affiliate” shall mean, with respect to a party, any entity, which directly or indirectly controls, is controlled by, or is under common control with, such party.  For these purposes, “control” shall refer to (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (b) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

•                  “Aridis Development Program Technology” shall mean all technology, in whole or in part, discovered, developed, or controlled, by Aridis or its Affiliates, as a result of the Development Program under this Agreement (solely for purposes of the Interruption License), including, without limitation, technology owned or controlled by Aridis prior to Aridis’ performance of the Development Program under this Agreement that is necessary in the performance of the Development Program under

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended this Agreement.  Without limitation, Aridis Development Program Technology shall include data, technical information, source codes, know-how, inventions (whether or not patented), trade secrets, laboratory notebooks, and processes and methods.

•                  “Cap” shall mean five (5) times the Actual Award if the First Commercial Sale occurs on or before December 31, 2022, and six (6) times the Actual Award if the First Commercial Sale occurs after that date.

•                  “Change of Control Transaction” shall mean the consummation of a transaction, whether in a single transaction or in a series of related and substantially contemporaneous transactions, constituting (i) a merger, share exchange or other reorganization, (ii) the sale by one or more stockholders of Aridis of stock representing a majority of the voting power of the stock of Aridis then outstanding to one or more related parties, or (iii) a sale of all or substantially all of the assets of Aridis (or of that portion of its assets related to the subject matter of this Agreement), in each case in which the stockholders of Aridis immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be, immediately following such transaction; provided that a Change of Control Transaction shall not include an initial public offering or a bona fide financing transaction for the benefit of Aridis (i.e. in which Aridis raises capital for general working or business purposes) in which voting control of Aridis transfers to one or more persons or entities who acquire shares of Aridis, and the existing Aridis stockholders receive no consideration directly or indirectly in connection with the transaction or initial public offering.

•                  “Commercially Reasonable Efforts” shall mean the level of effort, expertise and resources that is substantially and materially consistent with industry standards for companies of similar size and financial resources to research, develop and commercialize the Product, provided such research, development and commercialization is technically feasible, devoting the degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for a product at a comparable stage in development, with similar market potential, and taking into account material issues of safety and efficacy, proprietary position, competitive environment, regulatory environment, and other relevant scientific technical and commercial issues that are not subject to correction with reasonable efforts;

•                  “Field” shall mean the treatment of cystic fibrosis and other pulmonary diseases.

•                  “First Commercial Sale” shall mean the date on which the Product is first sold in a country in a bona fide commercial sale following marketing authorization of the Product in such

13

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended country by, on behalf of or under the authority of the Company or any of the Company’s Affiliates or licensees or sublicensees in an arm’s-length transaction to a third party.  Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.

•                  “Interest” shall mean the prime rate applicable during the relevant time period, as published in the Wall Street Journal, plus five (5) percentage points.

•                  “Interruption” shall mean the cessation by the Company (including for this purpose its Affiliates and licensees and sublicensees) of Commercially Reasonable Efforts to develop a Product for more than one hundred eighty (180) consecutive days at any time before the First Commercial Sale of the Product.  For clarity, delays resulting from events outside of Aridis’ reasonable control (e.g., technical difficulties, shortages of supplies or materials, delays in preclinical or clinical studies or regulatory processes, etc.) will not be deemed cessation of Commercially Reasonable Efforts.

•                  “Net Sales” shall mean for any period, the gross amount received for sales of the Product in the Field by Aridis or any Aridis Affiliate or any licensee or sublicensee of either as applicable (a “Selling Person”), to a non-Affiliate of the Selling Person, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):

trade, cash, promotional and quantity discounts and inventory management fees paid to wholesalers;

tariffs, duties, excises and taxes on sales (including sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to such sales (and excluding national, sales or local taxes based on income);

freight, insurance, packing costs and other transportation charges allocated to the sale;

amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions, billing errors, or trial prescriptions;

charge back payments, rebates and discounts granted to (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers and reimbursers or (iv) trade customers, including wholesalers and chain and pharmacy buying groups;

discounts paid under state legislated or seller-sponsored discount prescription drug programs or reductions for coupon and voucher programs; and

documented custom duties actually paid by the Selling Person.

14

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Sales of the Product between or among Aridis and its Affiliates and any licensee or sublicensee of either for resale, or for use in the production or manufacture of the Product, shall not be included within Net Sales; provided, however, that any subsequent sale of the Product (or any Product produced or manufactured using the Product) by Aridis or its Affiliate or licensee or sublicensee to another non-Affiliate third party shall be included within Net Sales.  Net Sales shall exclude any sale or other distribution for use in a clinical trial or other Development activity, for compassionate or named-patient use or for test marketing.

•                  “Product” shall mean any product in any form, dosage or preparation containing gallium citrate or gallium nitrate citrate as an active ingredient intended for treatment of patients in the Field.

We are pleased to make the Award described in this Agreement.  Please indicate your agreement to the terms set forth in this Agreement by signing below.

Sincerely,

Cystic Fibrosis Foundation Therapeutics, Inc.

By:	/s/ Preston W. Campbell

Name:	Preston W. Campbell

Title:	President

Agreed:

Aridis, Inc.

By:	/s/ Vu Truong

Name:	Vu Truong

Title:	CEO

15

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Exhibit A

Development Program Plan and Budget

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Exhibit B

Payment Schedule

Milestone	Milestone Payment	Expected Milestone Estimated Completion Date
Contract execution	[***]	December 2016
Identification of NOAEL of either gallium citrate or gallium nitrate citrate from non-GLP 7-day, 2 species tox studies	[***]	March 2017
First animal from each species dosed in 4-week GLP inhalational toxicology studies	[***]	April 2017
Completion of 4-week GLP inhalational toxicology studies	[***]	September 2017
Therapeutics Development Network Protocol Review Committee approval of CF clinical study	[***]	October 2017
IND opened	[***]	December 2017
First CF patient, first dose in Phase 2A clinical study	[***]	February 2018
Median CF patient, first dose in Phase 2A clinical study	[***]	July 2018
Last CF patient, last visit in Phase 2A clinical study	[***]	December 2018
Final integrated clinical and statistical report reviewed and approved by CFFT	[***]	March 2019

Payments shall be made by CFFT within forty-five (45) days of receipt from Aridis of the corresponding invoice and supporting documentation verifying occurrence of such milestone and PAG verification.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

TECHNICAL ABSTRACT

APPLICANT NAME	DATE SUBMITTED
Truong, Vu	8/10/2016 8:34:43 PM

TITLE OF PROJECT (Titles exceeding 81 characters, including spaces and punctuation, will be truncated.)

Inhaled Gallium Citrate Anti-Infective in CF

This Abstract will become public information; therefore, do not include proprietary/confidential information.

The overall objective of this proposal is to develop an inhalable, broad spectrum therapy to improve lung function in CF patients based on the potent anti-infective property of gallium citrate.  Gallium citrate represent a new class of anti-infective which exhibits a unique mechanism of action involving iron metabolism interference that is different from all current antibiotics.  This drug candidate exhibits strong biofilm activity, long lung half-life, and absence of detectable drug resistance.  Gallium citrate is the active species formed when blending citrate buffer with gallium nitrate, which is similar to Ganite®, a drug that has been studied for its anti-infective properties by Dr. Pradeep Singh and others.  Gallium citrate exhibits in vitro activity against a broad spectrum of Gram (-) and Gram (+) bacteria, which is indistinguishable from Ganite.  A recent proof-of-concept open label phase 1 clinical study conducted by Dr. Christopher Goss et al. with an IV Ganite formulation in CF patients showed preliminary hint of improvement in lung function, despite relatively low lung uptake of the drug.  Such data provided a strong rationale for local inhaled delivery.  The inhaled formulation that has been developed for this drug candidate is compatible with several commercially available nebulizers (e.g. PARI eFlow, Aerogen Aeroneb Go) that are being used by many CF patients.  We propose to extend these studies by completing inhalation toxicology testing, followed by phase 1 and 2A clinical trials in CF patients.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

LAY ABSTRACT

APPLICANT NAME	DATE SUBMITTED
Truong, Vu	8/10/2016 8:34:43 PM

TITLE OF PROJECT (Titles exceeding 81 characters, including spaces and punctuation, will be truncated.)

Inhaled Gallium Citrate Anti-Infective in CF

This Abstract will become public information; therefore, do not include proprietary/confidential information.

We are developing an inhaled antimicrobial therapy called Panaecin™ with broad spectrum activity against bacteria, fungi, and viruses to treat chronic lung infections in cystic fibrosis (CF) patients.  This gallium-based therapy works differently than current antibiotics and relies on its ability to interfere with iron uptake and metabolism in microorganisms.  It essentially employs a “Trojan horse” type of mechanism tricking the microorganism into ingesting gallium rather than iron.  Since iron is essential for growth and survival, the bacteria starve for iron and cannot grow.  Laboratory studies have shown that Panaecin exhibits broad spectrum antimicrobial activity against many of the bacteria that are found in the lungs of CF patients including Pseudomonas aeruginosa, Stenotrophomonas maltophilia, Burkholderia cepacia, B. cenocepacia, and Staphylococcus aureus.  Furthermore, Panaecin was 10-fold more potent than current inhaled therapies against P. aeruginosa and also exhibits several key advantages including a long residence time in the lung (possibly reducing dosing frequency), no detectable development of drug resistance (minimizing “drug holidays”) and strong activity against bacteria growing in biofilms.  We have also shown that an inhaled form of this drug can protect animals from pneumonia caused by P. aeruginosa.  A recent proof-of-concept phase 1 clinical study with an intravenously administered form of a gallium complex in CF patients indicated that it was safe and there was a preliminary hint of lung function improvement.  This proposal is designed to first demonstrate the safety of inhaled Panaecin in animals, followed by phase 1 and phase 2 clinical trials in CF patients to demonstrate safety and efficacy, respectively.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

APPLICANT:  Truong, Vu

PROPOSED BUDGET

	Period 1	Period 2	Period 3	Period 4	Period 5
Start Date (mm/dd/yyyy)	Sep 01, 2016	Sep 01, 2017
End Date (mm/dd/yyyy)	Aug 31, 2017	Mar 31, 2019

Personnel Direct Costs
Salaries & Wages	0.00	0.00
Fringe Benefits	0.00	0.00
SubTotal: Personnel Costs	0.00	0.00

Non - Personnel Direct Costs
Consultant Costs	0.00	0.00
Equipment	0.00	0.00
Supplies	0.00	0.00
Travel (North American Continent ONLY)	0.00	0.00
Patient Care In-Patient	0.00	0.00
Patient Care Out-Patient	0.00	1736197.00
Alterations and Renovations	0.00	0.00
Other Expenses	1165900.00	0.00
Consortium & Contractual Direct	0.00	0.00
Sub Total: Non-Personnel costs:	1165900.00	1736197.00
TOTAL DIRECT COSTS	1165900.00	1736197.00

Indirect Costs (i.e. overhead costs, facilities and administrative costs)
INDIRECT COSTS	0.00	0.00
TOTAL COSTS	1165900.00	1736197.00

P.I. Vu Truong, Ph.D.

THERAPEUTICS DEVELOPMENT AWARD

TABLE OF CONTENTS / CHECKLIST

Number pages consecutively at the bottom of the page.  Type the name of the Principal Investigator at the top of each page.

SECTION 1*	PAGES 1-5
Face Page	1-2
Lay Abstract	3
Technical Abstract	4
Proposed Budget	5
(*SECTION 1 is automatically assembled by Proposal Central. Pagination is not required.)

SECTION 2
Table of Contents	6
Detailed Budget(s) for each year of support	7
Budget Justifications(s)	10
Biographical Sketches of Key Personnel	41
Facilities Available	59

SECTION 3 - Research Plan (30 page max)
Specific Aims	64
Milestones Timetable Outline	64
Significance	65
Experimental Design, Methods and Milestones	73
Consultants/Collaborative Arrangements	83
Literature Cited	84

SECTION 4 - Appendix / other attachments	(Pagination not necessary.)
Contents: Summary results of the 14-days exploratory toxicology study

DETAILED BUDGET FOR YEAR 1

From: September 1, 2016 Through: August 31, 2017

Personnel (Applicant Organization Only)						TOTALS
Name	Position Title	%	Hours per Week	Salary	Fringe Benefits	CFFT	Sponsor Matching Costs
Vu Truong, Ph.D.	PI	20	8	55,000	20%	—	66,000
Eric Patzer, Ph.D.	Co-investigator	20	8	55,000	20%	—	66,000
Andrew Kelson, Ph.D.	Co-investigator	40	16	54,400	20%	—	65,280
Phillip Lovalenti, Ph.D.	Co-investigator	35	14	58,800	20%	—	70,560
Guy Lalonde, Ph.D.	Co-investigator	18	7	25,000	20%	—	30,000
Luisa Yee	Manager	50	20	63,780	20%	—	76,536
Heeral Kothari	Res Asst	50	20	30,227	20%	—	36,272
Hong Yang	Res Asst	50	20	24,000	20%	—	28,800
			Subtotals			—	439,448
Consultant Costs
Brian Rogers							49,000
Elizabeth Leininger, Ph.D.							75,000
					Subtotal		124,000
Equipment (Itemize)

					Subtotal		—
Supplies (Itemize by category)
Laboratory supplies							15,000
Animals for efficacy testing							15,000
Assay reagents							15,000
					Subtotal		45,000
Travel
Annual Meeting							2,000
GLP Tox site visit							7,500
					Subtotal		9,500
Patient Care Costs
					Subtotal
Other Expenses (Itemize by category)
Liquid Aerosol Development, aerosol characterization, assay devt, animal PK/biodistribution							1,150,000
Gallium Citrate process development & manufacturing (GMP)							121,994
Gallium Citrate ICH Stability testing							48,750
Fill/Finish of final drug product							450,000
non-GLP research toxicology studies						370,230
GLP Toxicology studies, genetic tox and safety pharmacology						795,670
IND filing							50,000
					Subtotal	1,165,900	1,820,744
TOTAL DIRECT COSTS
Component I -	Discovery and/or Preclinical Development Phase: CFFT contributions not to exceed $200,000					1,165,900	2,438,692
Component II -	Clinical Phase: CFFT contributions not to exceed $750,000

DETAILED BUDGET FOR YEAR 2

From: September 1, 2017   Through: August 31, 2018

Personnel (Applicant Organization Only)						TOTALS
Name	Position Title	%	Hours per Week	Salary	Fringe Benefits	CFFT	Sponsor Matching Costs
Vu Truong, Ph.D.	PI	20	8	55,000	20%	—	66,000
Eric Patzer, Ph.D.	Co-investigator	20	8	55,000	20%	—	66,000
Andrew Kelson, Ph.D.	Co-investigator	30	12	40,800	20%	—	48,960
Phillip Lovalenti, Ph.D.	Co-investigator	35	6	25,200	20%	—	30,240
Yu Ping Yen, Ph.D.	Clinical Ops	28	11	62,500	20%	—	75,000
Paul-Andre de Lame, M.D.	CMO	24	9.5	83,333	20%	—	100,000
			Subtotals				386,200
Consultant Costs
Elizabeth Leininger, Ph.D.							50,000
					Subtotal		50,000
Equipment (Itemize)

					Subtotal
Supplies (Itemize by category)
Assay reagents							15,000
					Subtotal		15,000
Travel
Annual Meeting							2,000
Clinical site visits							9,000
QA site visit							2,500
					Subtotal		13,500
Patient Care Costs
Phase 1/2a Safety, tolerability & PK Clinical Trial in healthy & CF adults						1,157,465

					Subtotal	1,157,465
Other Expenses (Itemize by category)

					Subtotal
TOTAL DIRECT COSTS
Component I -	Discovery and/or Preclinical Development Phase: CFFT contributions not to exceed $200,000					1,157,465	464,700
Component II -	Clinical Phase: CFFT contributions not to exceed $750,000

DETAILED BUDGET FOR YEAR 3

From: September 1, 2018   Through: March 31, 2019

Personnel (Applicant Organization Only)						TOTALS
Name	Position Title	%	Hours per Week	Salary	Fringe Benefits	CFFT	Sponsor Matching Costs
Vu Truong, Ph.D.	PI	20	8	55,000	20%	—	66,000
Eric Patzer, Ph.D.	Co-investigator	20	8	55,000	20%	—	66,000
Andrew Kelson, Ph.D.	Co-investigator	40	12	40,800	20%	—	48,960
Phillip Lovalenti, Ph.D.	Co-investigator	35	6	25,200	20%	—	30,240
Yu Ping Yen, Ph.D.	Clinical Ops	9	3.6	20,250	20%	—	24,300
Paul-Andre de Lame, M.D.	CMO	10	4	35,000	20%	—	42,000
Subtotals							277,500
Consultant Costs
Elizabeth Leininger, Ph.D.							25,000
					Subtotal		25,000
Equipment (Itemize)

					Subtotal

Supplies (Itemize by category)

					Subtotal
Travel
Annual Meeting							2,000
Clinical site visits							9,000
					Subtotal		11,000
Patient Care Costs
Phase 1/2a Safety, tolerability & PK Clinical Trial in healthy & CF adults						578,732

					Subtotal	578,732
Other Expenses (Itemize by category)

					Subtotal
TOTAL DIRECT COSTS
Component I -	Discovery and/or Preclinical Development Phase: CFFT contributions not to exceed $200,000					578,732	313,500
Component II -	Clinical Phase: CFFT contributions not to exceed $750,000

BUDGET JUSTIFICATION

Year: all	From: September 1, 2016	Through: March 31, 2019
Direct Costs: CFFT - $2,902,097 Sponsor - $3,216,892	Indirect Costs: Not allowed.	Total Costs: $6,228,401

Provide justification by major categories.  Please note that indirect costs are not allowed.

BUDGET JUSTIFICATION FOR ALL THREE YEARS

Key Personnel

1.                                      Vu Truong, Ph.D. - Principal Investigator

Dr. Truong Aridis’ Chief Scientific Officer at Aridis will have overall responsibility for managing the scientific and technical aspects of the project.  This takes advantage of both his core area of expertise, as well as his experience managing technically diverse projects.  Dr. Truong has more than 15 years of experience in formulation and stabilization of macromolecules.  He is one of the leading researchers studying the biopreservation and delivery of biologicals.

2.                                      Eric J. Patzer, Ph.D., Aridis - Co-investigator

Dr. Patzer has over 30 years of experience managing large organizations including project management departments of up to 10 professionals, and spanning all product development stages from early preclinical development to commercialization.  He was the project leader of the FluMist® (intranasal influenza) vaccine during preclinical and clinical development and has managed all of the major activities proposed in this grant application (formulation development, preclinical testing, clinical manufacturing, GLP toxicology studies).  He will provide the overall senior level guidance to the project and will be responsible for oversight of the financial, resource allocation, timelines and business relationships of the project.

3.                                      Phillip Lovalenti, Ph.D., Aridis — Director

Dr. Lovalenti will be leading the final fill/finish of the drug product.  He has over 15 years’ experience in pharmaceutical formulation development, drug delivery and sustained release formulations.  Prior to joining Aridis, he developed spray drying processes for manufacturing sustained release drug formulations and also developed formulations for intravenous and intranasal delivery.  He will work closely with Dr. Truong and have primary responsibility to develop the final container and fill.

4.                                      Andrew Kelson, Ph.D. - Director

He will be assisting Vu Truong in the overall technical oversight of the project including assay development.  Dr. Kelson has over 20 years of experience in the pharmaceutical industry most recently as Group Leader at Telik and has worked on the synthesis and scale-up of small molecule drugs.  He has typically initiated projects using a medicinal synthetic approach for producing milligram to gram quantities of material to produce a safe, efficient and continuous process that can then be scaled up to produce over 1kg of API.  He has been involved in preparation of Master Batch Records and analytical methods that were transferred to an external CRO for the production of over 10 kg of cGMP grade API.

5.                                      Paul-Andre de Lame, M.D. - Chief Medical Officer

Dr. de Lame is a seasoned industry executive with over 30 years of experience in the biopharmaceutical industry in clinical development of major cardiovascular, metabolic and anti-infective agents.  His strategic leadership has been instrumental in the success of several blockbusters, including enalapril (Vasotec®, Renitec®), and atorvastatin (Lipitor®).  As an industry physician and expert medical monitor, he has been part on an ongoing basis of significant research programs related to heart failure, ischemic heart disease, and metabolic disorders assessing treatment interventions ranging from drugs and biologics to medical devices and stem cell therapy.  Dr. de Lame was a key contributor to the clinical development effort for several vaccines and antibiotics, and the life cycle management of imipenem/cilastatin (Tienam®, Primaxin®), norfloxacin, and several medical devices.  He will be in charge of the clinical development of gallium citrate.

Other Personnel

6.                                      Guy Lalonde, Ph.D. - Preclinical Scientist

Dr. Lalonde is an experienced scientist with over 15 years’ experience across a wide range of drug discovery, pre-clinical research and development functions.  He most recently worked at Nektar Therapeutics where he was responsible for selection of candidate compounds following aerosol administration.  He developed rat and dog metabolic PK/PD models, as well as immunoassays, binding assays and cell based functional assays for the characterization of pharmacokinetic, pharmacological and potential toxicological properties of candidate compounds.  In this capacity he managed CRO execution of animal studies of candidate compounds in support of IND-enabling studies.  He will participate in the analysis of the animal efficacy and toxicokinetoc/PK studies in year 1.

7.                                      Yu Ping Yen, Ph.D. - VP Clinical Operations

Dr. Yen has more than 25 years of experience in successfully managing clinical operations with a proven track record in delivering strong supportive clinical data culminating in multiple NDA/BLA and PMA/510(k) product approvals in the US and EU.  She has led highly motivated in-house clinical and cross-functional teams, vendors and CROs in strategic planning and execution of early to late phase clinical trials in oncology, immunotherapy, CNS, CVD and upper respiratory disorders.  She has a thorough knowledge of FDA regulatory requirements and ICH/GCP guidelines, and has authored and supported the clinical sections of multiple global regulatory submissions.  She will be involved in the clinical development strategy and will be instrumental in implementing the phase 1 and 2A clinical trials in year 2 and 3.

8.                                      Luisa Yee - Senior Manager

Ms. Yee has over 20 years of experience in R&D laboratories developing and validating analytical assays including antimicrobial susceptibility assays.  She will bring a level of experience to this project, which will ensure that experiments are well designed and executed, so that there is a timely execution of the project goals.  She will perform antimicrobial testing and provide analytical support for all process and formulation development, preclinical animal PK, efficacy and GLP Tox studies, and manufacturing support.  She will oversee the work of the two research associates (H. Kothari and H Yang).

9.                                      Two Research Associates (H. Kothari, H. Yang)

They will work with Ms. Yee to provide analytical support and antimicrobial susceptibility testing to the project.

Key Consultants:

Brian Rogers, Ph.D., DABT

Dr. Rogers has an extensive background in preclinical toxicology and safety assessment of both small and large biological molecules.  He has 24 years of industrial toxicology experience in biotechnology and pharmaceuticals, including 5 years at Genentech with a wide variety of drug products, routes of administration, and clinical indications.  He has assessed the safety implications of product impurities, contamination, and occupational exposure to selected drugs and chemicals.  Dr. Rogers has extensively interacted with the FDA in correspondence and in face-to-face meetings and has authored over 60 IND and NDA/BLA nonclinical sections for over 75 development projects.  He will have responsibility for the design and execution of the preclinical toxicology studies and will prepare the Preclinical Toxicology section of the IND for submission to the FDA.  He is currently a consultant to Aridis on the design and implementation of the GLP toxicology studies.

Elizabeth Leininger, Ph.D.

Dr. Leininger is a Regulatory Affairs and Quality professional with over 20 years of experience at CBER/FDA, the BioPharmaceutical Industry and as a consultant.  She has been involved in global strategic development, licensing and post-marketing regulatory activities of products and has experience in the evaluation, development and implementation of Quality Systems, including documentation, training, auditing and gap analysis.  Dr. Leininger has considerable experience interacting with the FDA and other regulatory agencies and has prepared, reviewed and submitted regulatory documents for clinical and CMC sections of new drugs under development, specifically pre-IND documents, US INDs, amendments, comparability protocols, orphan drug applications, master files, facility design packages, meeting requests, briefing documents, EU IMPD/CTDs and Canadian CTAs.

Consultant Costs:

•                  Dr. Brian Rogers - $49,000 (year 1) for consulting services for the design and implementation of the research and GLP toxicology studies for the IND for submission.

•                  Dr. Elizabeth Leininger - $125,000 for regulatory consultant, who will advise and compile document for pre- IND meeting, IND filing, and preparation of clinical data for FDA submission ($75K in year 1, $50K in year 2 and $25K in year 3).

Travel Costs: Dr. Truong (Principal Investigator) one trip annually to attend annual review meetings ($2,000 per trip.  Three trips per year in years 2 & 3 for clinical consultant Yu Ping Yen for clinical site visits (3K/trip).  Regulatory/QA consultant Elizabeth Leininger one trip per year in year 1 & 2 to visit preclinical & clinical sites ($2.5K/trip).  Two trips in year 1 for toxicologist Brian Rogers to visit LRRI for the preclinical animal toxicology study ($2.5k/trip).

Supplies: $30,000 year 1, $15,000 for year 2 for analytical testing of preclinical and clinical samples and stability studies of the GMP clinical lots.

Subawards/Consortium/Contractual costs:

IIT Research Institute (IITRI) will provide the Non-GLP pilot dose ranging studies in rats and dogs ($370,230), the 4 week GLP toxicology study in rats and dogs ($715,740) and the Ames, micronucleus, chromosome aberration and hERG assays ($79,930) all in year 1for a total cost of $1,165,900.

Aridis Pharmaceuticals, Inc.

Clinical Budget Summary
STUDY NUMBER:  AR-501-002
VERSION DATE:  9-Aug-2016

Total Study Budget Estimate		$1,736,197.28
Payment Schedule (Tentative)
At the time of Contract Signing (Non-Refundable)		20%
At Start of Screening		25%
At Time of First Dose		20%
At the time of the last shipment of primary samples		20%
At time of Data Entry Completion		10%
At time of IRB Close Out		5%

Assumptions
Number of Study Sites	3
Number of Subjects
Healthy Volunteers	12
Cystic Fibrosis Patients	18
Total	30

Budget Estimate Details
Clinical Cost
Per subject - Healthy volunteers	$37,699.58
Per subject - Cystic Fibrosis Patients	$25,000.00
Total for study		$902,395.01

Other Costs - Healthy Volunteers Portion
SNBL Study Coordination		$28,180.54
Additional costs		$17,746.13
Screen Failures	$1,661.30
N	12
Total for study		$19,935.60
Stipend for Enrolled Subjects	$4,350.00
N	12
Total for study		$52,200.00
Stipend for Alternates	$110.00
N	4
Total for study		$440.00
Stipend for Screen Failures	$35.00
N	12
Total for study		$420.00
Advertising		$1,500.00
Stipend - Unscheduled Visit	$50.00	As Incurred
Courier Fees (World Courier)	$1,000.00	As Incurred
Attorney’s Fees	$1,500.00	As Incurred

Other Costs - entire study
Start-up cost
Per site	$14,850.00
Total for study		$44,550.00
Study Management		$75,000.00
Site monitoring
Per visit	$2,500.00
Number of visits	15	$37,500.00
Medical monitoring		$25,000.00
Safety management
Per month	$2,000.00
Number of months	16	$32,000.00
Contract & budget negotiation
Per site	$2,500.00
N sites	4	$10,000.00
DSMB
Per meeting	$10,000.00
N meetings	14	$140,000.00
Data Management System
EDC system license	$17,810.00
Inventory module	$3,810.00
Randomization module	$5,710.00
Build	$22,000.00
Total for study		$49,330.00
Data Management Resources
FTE	0.75
Per month	$12,500.00
Number of months	24
Total for study		$225,000.00
Statistics
Protocol design and randomization schedule	$5,000.00
Statistical Analysis Plan (SAP)	$7,500.00
Analysis, table, listings and figures	$50,000.00
PK analysis	$7,500.00
Contribution to CSR	$5,000.00
Total for study		$75,000.00

July 29, 2016
IITRI Proposal No.: 143-4-5716-018

Guy Lalonde, Ph.D.
Director R&D
ARIDIS Pharmaceuticals
5941 Optical Court
San Jose, CA  95138

Dear Guy:

IIT Research Institute (IITRI) is pleased to respond to your request for a proposal to conduct a series of inhalation toxicology studies in rats and dogs to support your project for an inhaled formulation of an anti-infective drug candidate.  The combined capabilities of IITRI and pathology subcontractor, Charles River Laboratories, Pathology Associates (CRL-PA) will provide ARIDIS Pharmaceuticals with the needed expertise to conduct these studies successfully in a timely manner.

Scope of Work.  The proposed program will have a series of preclinical studies of an anti-infective drug formulation.  The route of administration of the drug is via inhalation using a commercial nebulizer device.  The aim of the preclinical studies is to demonstrate safety of drug formulation at several fold higher than the clinical dose.  The tasks to be executed in the program are:

1)                                     Nebulizer performance and aerosol characterization (Task IA) and setup and validation of analytical method to determine gallium levels in rat and dog plasma (Task 1 B)

2)                                     Non-GLP single dose study in rats (Phase A)

3)                                     Non-GLP single dose, dose-escalation study in dogs (Phase A)

4)                                     Non-GLP 7-day, dose-range finding study in rats (Phase B)

5)                                     Non-GLP 7-day, dose-range finding study in dogs (Phase B)

6)                                     GLP 4-week rat inhalation toxicology study with two week recovery

7)                                     GLP 4-week dog inhalation toxicology study with two week recovery

8)                                     In-vivo micronucleus study in rats with i.v. administration of test material

9)                                     Ames assay

10)                              Chromosomal aberration assay in human lymphocytes

11)                              hERG assay

Supporting Documentation.  A more detailed outline for each of the above described study is provided in the Attachment.

Study Costs.  The GLP studies will be conducted in compliance with US FDA Good Laboratory Practice Regulations (21 CFR Part 58).  The total price of this testing program is $1,165,900.  An itemized costing follows:

Study Task	GLP	Cost($)
IA. Nebulizer Performance, Aerosol Characterization	No	27,500
IB. Validation of Analytical Method to Determine	No
Gallium Levels in Rat and Dog Plasma		14,590
2. Single Dose, Dose-Range Finding (Phase A)-Rats	No	35,730
3. Single Dose, Dose-Range Finding (Phase A)-Dogs	No	55,260
4. 7-day Dose-Range Finding (Phase B)-Rats	No	105,050
5. 7-day Dose-Range Finding (Phase B)-Dogs	No	132,030
6. 4-week Study in Rats with 2 week recovery	Yes	316,810
7. 4-week Study in Dogs with 2 week recovery	Yes	398,930
8. in-Vivo Micronucleus	Yes	35,390
9. Ames Assay	Yes	14,320
10. Chromosome Aberration Assay	Yes	22,520
11. hERG Assay	Yes	7,700
Total		1,165,900

This cost includes the submission of draft final reports (one per study task) to the Sponsor, a revised final report and the archiving of all appropriate data and specimens for one year.  The GLP-compliant phases of this study and its report will be audited and inspected by the IITRI Quality Assurance Unit.

Project Timeline.  Task 1 will be initiated within 3 weeks of contract authorization and receipt of test material.  Once we know the start date of the project a firm and detailed timeline will be provided.

The proposed payment schedule is:

For Tasks 1, 2, 3, 4, 5, 8, 9, 10, 11

40%           advance payment upon authorization to proceed with the task; IITRI will submit an invoice upon task authorization

40% upon study plan/ protocol approval

15% upon Completion of Laboratory/ in-life work

5% upon submission of the draft report.

For Tasks 6 and 7

30%           upon authorization to proceed with the task; IITRI will submit an invoice upon task authorization

20% upon protocol approval

20% upon one month after study start

25% upon completion of in-life

5% upon submission of the draft report.

IITRI would be pleased to perform the proposed study on a fixed price basis.  We are enclosing a copy of our Agreement for Research Services for your review.  Our proposal will be considered to be in effect for a period of ninety (90) days from the date of its submission.  To initiate the testing program, please sign the Agreement and return a copy.  The individual who will represent IITRI on any contractual negotiations which may be required is Mr. Michael McGibbon, Vice President and Director for Administration.  He can be contacted at 312-567-4170.  If you have technical questions regarding this proposal or need clarifications, please call me at 312-567-4285.

IIT Research Institute looks forward to working with ARIDIS Pharmaceuticals on this program.

Respectfully submitted,
IIT Research Institute

Narayanan Rajendran, Ph.D.
Vice President and Manager,
Inhalation Toxicology Division

Approved:

Michael C. McGibbon
Vice President and
Director for Administration

cc:                                Inhalation Toxicology Files
Michael McGibbon

This proposal includes data that shall not be disclosed outside the Client’s organization and shall not be duplicated, used, or disclosed - in whole or in part - for any purpose other than to evaluate this proposal.  If, however, a contract is awarded to this offeror as a result of - or in connection with - the submission of these data, the Client shall have the right to duplicate, use, or disclose the data to the extent provided in the resulting contract.  This restriction does not limit the Client’s right to use information contained in these data if it is obtained from another source without restriction.  The data subject to this restriction are contained in all sheets.

Attachment

Study Outlines

Task 1A: Nebulizer Selection and Aerosol Characterization

a.                                      Nebulizer performance and aerosol Characterization

Test atmospheres containing test material will be generated using a solution of the test material and an appropriate nebulizer.  Based on previous studies, AeroNeb solo from Aerogen will be used.  The main parameters for performance evaluation of the nebulizer are:

1)  aerosolization rate
2)  Amount and stability of aerosol output

Appropriate target concentrations will be established by proper dilution.  Once IITRI receives specific information about the test material, we will design aerosol generation/dilution interfaces for use in inhalation exposure studies.

b.                                      Test Atmosphere Concentration Monitoring

Based on our understanding of the test material property, we propose the following: Test atmospheres containing the test material will be monitored continuously with a real time aerosol sensor.  Additionally, aerosol samples will be collected from an unused animal exposure port by appropriate particulate filters for gravimetric measurements.  Selected filters can be submitted for analysis to verify gravimetric measurement as well as to demonstrate test article integrity after nebulization.

c.                                       Aerosol Particle Size Measurement

Aerosol particle size distribution in the test atmosphere will be determined with a cascade impaction device.  The data will be used to calculate mass median aerodynamic diameter (MMAD) and geometric standard deviation (GSD).

Task 1B: Analytical Method Setup and Validation - Measurement of Gallium in Rat and Dog plasma

Setup and validate analytical method for concentration measurement in plasma samples from rats and dogs using ICP / MS

1)                                     Setup and validate an analytical method to support GLP studies

2)                                     Generate validation report.

Task 2: Dose-Range Finding Toxicology Study Phase A—Rats

Exposure Group	Maximum Daily Exposure Duration, (hours)	Number of Animals
		M	F
Low	6	3	3
Mid	6	3	3
Hi	6	3	3

Toxicology Study Parameter	Comment

Regulatory	Non-GLP; Guide for Care and Use of Laboratory Animals (1996)

Objective	To determine maximum tolerated dose (MTD) by single exposure

Species	Sprague Dawley

Duration	Single Exposure as described in the table above and observe for 3 days then discard.

Administration	By nose-only inhalation of test material at concentration to be determined.

Housing	Single-housed

Mortality	2x daily; 1x daily on weekends and holidays

Clinical signs	2x daily

Body weights	Upon receipt, randomization on Study Day 1 and daily till termination

Food Consumption	None Required

Respiratory Physiology	None Required

Necropsy	On Day 4; no tissue collection.

Task 3: Dose-Range Finding Toxicology Study Phase—A-Dogs

Exposure Group	Maximum Daily Exposure Duration, (hours)	Number of Animals
		M	F
Low	1.5 /session	1	1
Mid	1.5 /session
Hi	1.5/session

Toxicology Study Parameter	Comment

Regulatory	Non-GLP; Guide for Care and Use of Laboratory Animals (1996)

Objective	To determine maximum tolerated dose (MTD) by single exposure

Species	Beagle Dog

Duration

Single Exposure as described in the table above and observe for 4-days then use the same animals for the next round. Maximum exposure duration of 1.5 hrs/ session; To meet dose criteria, if required, up to two sessions per day possible.

Administration	By oronasal administration of test material at concentration to be determined.

Housing	Single-housed

Mortality	2x daily; 1x daily on weekends and holidays

Clinical signs	2x daily

Body weights	Upon receipt, randomization on Study Day 1 and daily till termination

Food Consumption	None Required

Necropsy	None; animals returned to stock colony.

Task 4: Dose-Range  Finding Toxicology Study Phase B—Rats

	Maximum
	Daily
	Exposure	Number of
Exposure	Duration,	Animals,		Number of Animals in Subgroup [a]
Group	(hours)	Total		Core [b]		Recovery		Toxicokinetic [c]
		M	F	M	F	M	F	M	F
Vehicle Control	6	5	5	5	5	—	—	—	—
Low	6	15	15	5	5	—	—	10	10
Mid	6	15	15	5	5	—	—	10	10
High	6	15	15	5	5	—	—	10	10
Total		50	50	20	20			30	30

a These rats will be subgroups of the total animals; b these rats will be necropsied one day after last exposure; c TK subgroup will have 3 subgroups of 3/s/g with one extra animal to serve as replacement, these rats will not be necropsied.

Toxicology Study Parameter	Comment

Regulatory	Non-GLP; Guide for Care and Use of Laboratory Animals (1996)

Objective	To determine maximum tolerated dose (MTD)

Species	Sprague Dawley

Duration	7 consecutive days exposure, once daily.

Administration	By nose-only inhalation of test material at concentration to be determined (TBD).

Housing	Single-housed

Mortality	2x daily; 1x daily on weekends and holidays

Clinical signs	2x daily

Body weights	Upon receipt, randomization on Study Day 1 and twice weekly till termination

Food Consumption	consistent with body weights

Toxicokinetics

Blood will be drawn from the retro-orbital sinus from TK rats (subgroups assigned to designated-time points). Each animal will be bled no more than three times within 24 hours and to the maximum extent possible, will have two hour period between consecutive bleeds. No necropsy on TK animals; euthanize and discard after last sample collection. Samples taken on Day 1 and last day of dosing at up to 8 time points (TBD).

TK Sample Analysis	Samples will be shipped to Sponsor for analysis.

Clinical Pathology	All core animals at termination.

Respiratory Physiology	None Required

Necropsy	On Day 8; standard tissue collection and preserved for possible histopathology evaluation. Organ weights; bone marrow smears collected, fixed and stored.

Task 5: Dose-Range  Finding Toxicology Study Phase B—Dogs

	Maximum
	Daily
	Exposure	Number of
Exposure	Duration,	Animals,		Number of Animals in Subgroup [a]
Group	(hours)	Total		Core [b]		Recovery		Toxicokinetic [c]
		M	F	M	F	M	F	M	F
Vehicle Control	1.5 / session	2	2	2	2	—	—	—	—
Low	1.5 / session	2	2	2	2	—	—
Mid	1.5 / session	0	0	0	0	—	—
High	1.5 / session	2	2	2	2	—	—
Total		6	6	6	6

a These dogs will be subgroups of the total animals; b these dogs will be necropsied one day after last exposure; c no additional animals; samples collected from core animals.

Toxicology Study Parameter	Comment

Regulatory	Non-GLP; Guide for Care and Use of Laboratory Animals (1996)

Objective	To determine maximum tolerated dose (MTD)

Species	Beagle Dog

Duration	7 consecutive days exposure, once daily. Maximum exposure duration of 1.5 hrs/ session; if dose criteria requires, up to two sessions per day possible.

Administration	By oronasal administration of test material at concentration to be determined.

Housing	Single-housed

Mortality	2x daily; 1x daily on weekends and holidays

Clinical signs	2x daily

Body weights	Upon receipt, randomization, on Study Day 1 and twice weekly till termination consistent with body weights

Food Consumption	Blood will be drawn from the cephalic or jugular vein from all dogs.

Toxicokinetics	Samples taken on Day 1 and last day of dosing at 8 time points (maximum) from test article groups and twice from control group.

Clinical Pathology	All animals prestudy and at termination.

TK Sample Analysis	Samples will be shipped to Sponsor for analysis.

Respiratory Physiology	None Required

Necropsy	On Day 8; standard tissue collection and preserved for possible histopathology evaluation. Organ weights; bone marrow smears collected, fixed and stored.

Task 6: 4-Week Repeat Dose Inhalation Study in Rats

				Number of Animals in subgroup [a]
	Exposure	Number of		Core Toxicology
Exposure Group	Duration, hr	Animals Total		Main [b]		Recovery		TK
		M	F	M	F	M	F	M	F
1 (Vehicle Control)	TBD	19	19	10	10	5	5	4	4
2 (Air Control)		14	14	10	10	0	0	4	4
3 (Low)	TBD	20	20	10	10	0	0	10	10
4 (Mid)	TBD	20	20	10	10	0	0	10	10
5 (High)	TBD	25	25	10	10	5	5	10	10
Total		98	98	50	50	10	10	38	38

a These rats will be subgroups of the total animals; b these rats will be necrops1ed one day after last exposure; c TK subgroup in dosed exposure groups will have 3 subgroups of 3/s/g with one extra animal to serve as replacement and in control groups 1 subgroup of 3/s/g with one extra animal, TK rats will not be necropsied.

Toxicology Study Parameter	Comment

Regulatory	Good Laboratory Practice Regulations, 21CFR58; and Guide for Care and Use of Laboratory Animals (1996)

Species	Sprague Dawley

Duration	28 consecutive days exposure, once daily.

Administration	By nose-only inhalation of test material at concentration to be determined.

Recovery	Recovery groups maintained for 2 weeks post exposure.

Housing	Single-housed

Mortality	2x daily

Clinical signs	At least once daily till necropsy as appropriate

Body weights	Upon receipt, for randomization prior to day 1, then weekly. Fasted weight on Day 29.

Food Consumption	Consistent with body weight determination

Toxicokinetics	Blood will be drawn from the retro-orbital sinus from TK rats (3/s/g/timepoint).

Samples taken on Days 1 (first dose) and 28 (last dose) at up to 8 time points. Each animal will be bled no more than three times within 24 hours and to the maximum extent possible, will have two hour period between consecutive bleeds. No necropsy on TK animals; euthanize and discard after last sample collection.

TK Sample Analysis	Samples will be shipped to Sponsor for analysis.

Respiratory Function

Minute volumes will be determined pretreatment and on weeks 1, 4 and 6 (recovery animals) for 4 animals/sex/dosed groups at pre dose, as soon as possible post exposure and approximately 2 hours post exposure if the post exposure measurement shows an effect.

Clinical Pathology	Hematology, coagulation and blood chemistry on all animals at termination (terminal and recovery necropsy).

Urinalysis	Consistent with clinical pathology

Ophthalmology	pretreatment, prior to terminal sacrifice and at recovery necropsy if effects are seen at terminal necropsy

Necropsy	Necropsy on Day 29 (terminal) and 43 (recovery); terminal necropsy over two days and one day for recovery groups. Collect all tissues (standard FDA tissue list).

Histopathology

Full tissue list evaluation for control group and High dose group animals in Main study. Lungs, trachea and larynx for all the remaining terminal necropsy animals. Read down for low dose groups and recovery animals at additional cost. Bone marrow smears collected, fixed and stored.

Organ weights	Absolute and relative-to-body weight: lung, liver, heart, kidney, brain, ovaries or testes and spleen for all animals.

Task 7: 4-Week Inhalation Toxicity Study in Dogs

	Exposure	Number of		Number of Animals in
	Duration,	Animals		subgroup [a]
Exposure Group	hr	Total		Toxicity [b]		Recovery [c]
		M	F	M	F	M	F
1 (Vehicle Control)	TBD	6	6	4	4	2	2
2 (Air Control)	TBD	4	4	4	4	0	0
3 (Low)	TBD	4	4	4	4	0	0
4 (Mid)	TBD	4	4	4	4	0	0
5 (High)	TBD	6	6	4	4	2	2
Total		98	98	50	50	10	10

a These dogs will be subgroups of the total animals; b these dogs will be necrops1ed one day after last exposure; c these dogs will be necropsied after two weeks of recovery period

Toxicology Study Parameter	Comment

Regulatory	Good Laboratory Practice Regulations, 21CFR58; and Guide for Care and Use of Laboratory Animals (1996)

Species	Beagle Dog

Duration	7days/week for at least 4 weeks exposure, once daily (maximum exposure duration of 90 minutes/day). Recovery groups maintained for 2 weeks without exposure to test material.

Administration	By oronasal administration of test material at concentration to be determined.

Recovery	Recovery groups maintained for 2 weeks post exposure.

Housing	Single-housed

Mortality	2x daily

Clinical signs	At least twice daily till necropsy as appropriate

Body weights	Upon receipt, three days prior to day 1, then twice weekly. Fasted weight on the necropsy day.

Food Consumption	Consistent with body weight determination

Body Temperature	None

Toxicokinetics	None included

TK Sample Analysis	Samples will be shipped to Sponsor for analysis.

Pulmonary Function

Minute volumes will be determined during prestudy, weeks 1 and 4 for 4 animals/sex/group at pre dose, as soon as possible post exposure and approximately 2 hours post exposure if the post exposure measurement shows an effect.

ECG	Obtained for all animals twice during pretest and during weeks 4 and 6, the last week of exposure and recovery.

Clinical Pathology	Hematology, coagulation, blood chemistry at pretest, on all animals at termination (terminal and recovery necropsy).

Urinalysis	Consistent with clinical pathology

Ophthalmology	pretreatment, prior to terminal sacrifice and at recovery necropsy if effects are seen at terminal necropsy

Necropsy	Necropsy over three days; two for terminal and one for recovery groups. Collect all tissues (standard FDA tissue list).

Task 8: In-Vivo Micronucleus Assay in Rats

The in vivo micronucleus assay is used for the detection of chromosome damage or mitotic apparatus dysfunction in the bone marrow of animals, usually rodents.  The assay is used to identify substances that cause cytogenetic damage resulting in the formation of micronuclei.  Micronuclei are chromosome fragments or entire chromosomes that lag behind at the anaphase stage of mitosis.  During erythroblast progression into red blood cells in the bone marrow the main nucleus is extruded at a defined stage of development.  Micronuclei, formed prior to nuclear extrusion, persist in the cytoplasm of the immature red blood cell, or polychromatic erythrocyte, and are visible as small chromatin containing bodies.  An increase in the frequency of micronucleated polychromatic erythrocytes serves as an indicator of induced chromosome damage.

The experimental design of a routine micronucleus assay in rats is shown in the following Table:

		Number Of Rats (Males per Group)
Group	Test Material	24 Hour	48 Hour
1	Vehicle Control	6	6
2	Positive Control	6	—
3	Test Material - Dose 1 (low)	6	—
4	Test Material - Dose 2 (mid)	6	—
5	Test Material - Dose 3 (high)	6	6

Test material will be administered intravenously.  A pilot study with three groups of 3 animals will be conducted to determine maximum tolerated dose.  Twenty four hours after dosing the animals are euthanized and bone marrow is flushed from the tibia/fibula into labeled centrifuged tubes from each animal in groups 1-5.  The cells are centrifuged and re-suspended in calf serum.  Bone marrow cells are smeared onto labeled glass slides, fixed, air dried and stained with Acridine Orange.  The slides are coded an at least 2000 polychromatic erythrocytes (PCEs) will be screened for the presence of micronuclei (MN) using a fluorescent microscope.  In addition, to determine whether the test substance is toxic to bone marrow cells, at least 1000 erythrocytes will be examined to determine the proportion of PCE relative to total erythrocytes.  Forty-eight hours after dosing, the remaining animals (from Groups 1 and 5) are euthanized; bone marrow cells are obtained, processed and analyzed just like the cells sampled at twenty four hours.  After all of the slides have been analyzed the frequency of MN-PCE for each for each test group will be analyzed with an analysis of variance and, if necessary, by pair wise comparison of treated versus control group by Dunnet’s test.

Task 9: Ames Assay

The Ames test or Salmonella reverse mutation assay assesses the impact of chemicals or their metabolites on prokaryotic DNA.  Each test will include an initial assay followed by a confirmatory assay.  The test article will be tested in five bacterial strains, four Salmonella typhimurium strains (TA98, TA100, TA1535 and TA1537) and one E.coli strain (WP2 uvrA).  The S. typhimurium tester strains detect histidine (his) reversion (his “7 his+) at G-C sites and have an rfa (deep rough) mutation that eliminates a polysaccharide side chain of the lipopolysaccharide layer coating the bacterial surface, thereby increasing permeability to larger molecules.  The four S. typhimurium strains also have a deletion of a gene coding for the DNA excision repair system (uvrB), which increases the sensitivity of the bacteria to mutagens.  E. coli strain WP2 uvrA detects tryptophan (trp) reversion (trp· “7 trp+) at A-T sites and also has a deletion of a gene coding for the DNA excision repair system (uvrA), also increasing the sensitivity of the bacteria to mutagens.  At least 5 concentrations of test article will be tested in triplicate cultures in the presence and absence of S9 metabolic activation using the plate incorporation method.  Strain appropriate and ±S9 appropriate positive control cultures will also be included in the assay.  Forty eight to seventy two hours after test article treatment initiation the revertant colonies on the plates will be counted and the mean response of each dose level tested for each strain will be analyzed by comparing the counts of the test article treated plates with the vehicle control counts of the vehicle control.  Each strain and each metabolic activation test system (±S9) will be analyzed separately.

Task 10: Chromosome Aberration Assay

Chromosome aberrations are a consequence of failure or error in repair mechanisms such that breaks either do not rejoin or rejoin inappropriately after treatment with test articles.  The chromosome aberration test in human lymphocytes is a standard in vitro assay for detecting structural damage to chromosomes or the mitotic apparatus using light microscopy.  Structural chromosome damage detected in this way is observed as chromosome breaks or rearrangements.  Numerical changes such as polyploidy may also indicate damage to the mitotic spindle apparatus.  Human peripheral blood lymphocytes (HPBL) will be used as the test system will be obtained from healthy donors.  Lymphocytes in peripheral blood are stimulated to divide in culture by treatment with phytohemagglutinin (PHA) for 48 hours.

Target concentrations for testing will be determined for the test article using OECD guideline limits, cytotoxicity, or solubility data.  Testing will be conducted in the presence and absence of S9 metabolic activation.  Exposure to the test article will be 3 hours and 24 hours in the absence of S9 metabolic activation and 3 hours in the presence of S9.  Cytotoxicity will be assessed using mitotic activity reduction of the treated cell cultures relative to the vehicle controls.

Appropriate positive controls for the S9 activated system and the non-activated system will be included.

Forty-eight hours following PHA addition, the culture medium will be replaced with fresh serum-free medium for the three-hour exposures or fresh complete medium for the 24-hour exposure.  The vehicle, the test article, or the positive control will be added to the appropriate culture and then incubated for three hours or 24 hours.  After the three-hour exposures, cultures will be rinsed and re-fed with fresh culture medium containing PHA.  Colcemid® will be added to all cultures for the final 2 ± 0.5 hours of incubation after which time the cells will be collected and prepared for analysis.

At least 1000 cells per slide will be counted to establish a mitotic index.  After the mitotic index has been determined for each culture, dose levels will be selected for chromosome analysis.  Doses selected for analysis will be the highest dose level tested where approximately a 50% reduction in the frequency of metaphase cells is observed relative to the vehicle controls.

The percentage of cells with structural aberrations will be the basis for evaluation.  Statistical analysis will consist of a one-way analysis of variance (ANOVA) to compare the percentage of cells with structural chromosome aberrations in the test article treated groups to the vehicle control groups.

Task 11: hERG Assay

Study Details: Cells expressing the hERG channel are dosed with test agent at 6 concentrations in duplicate for 5 minutes.  Membrane currents are measured using an automated patch clamp system.  Readout: IC50 and% inhibition at each test concentration.  Negative and positive controls will be included in the study.

AGREEMENT FOR RESEARCH SERVICES

This Agreement for Research Services (hereinafter referred to as “Agreement”) is made this  day of         2016 between IIT Research Institute (IITRI), an Illinois not-for-profit corporation, (hereinafter referred to as “IITRI”), having its corporate offices at 10 West 35th Street, Chicago, IL 60616, and ARIDIS Pharmaceuticals, Inc., (hereinafter referred to as “Client”) having offices or principal place of business at 5941 Optical Court, San Jose, CA 95138, (IITRI and Client hereinafter referred to collectively as the “Parties”).

ARTICLE I.       SCOPE OF WORK

IITRI hereby agrees to provide the services as set forth and defined in its Proposal to Client identified as Proposal Number 143-4-5716-018 entitled, “conduct a series of inhalation toxicology studies in rats and dogs to support your project for an inhaled formulation of an anti-infective drug candidate” dated July 29, 2016, which Proposal is incorporated herein by reference (hereinafter referred to as the “Proposal”).

ARTICLE II.       VALIDITY, ACCEPTANCE, TERM, AND TERMINATION

IITRI’s Proposal shall remain valid for a period of sixty (60) days from the Proposal’s submission date unless such validity period is extended, in writing, by IITRI.  Acceptance of this Proposal by the Client shall be evidenced by the Client’s execution of this Agreement.  In the event this Agreement is not executed by Client during the validity period, or any extension thereof, IITRI, in its sole discretion may modify the Proposal or withdraw it from further consideration.

This Agreement shall become effective upon its mutual execution by the Parties and shall terminate when IITRI has completed performance of its services as set forth in the Proposal.

IITRI may terminate this Agreement if Client fails to pay to IITRI any monetary obligation when due and such failure is not cured within ten (10) days after written notice to Client from IITRI.  Either IITRI or Client may terminate this Agreement upon a default of this Agreement.  The occurrence of any of the following shall constitute a default (“Default”) hereunder: (i) IITRI or Client fails to perform any provision of this Agreement and such failure is not cured within thirty (30) days after written notice from the non-defaulting Party, or (ii) any voluntary or involuntary proceedings are filed by or against IITRI or Client under bankruptcy, insolvency, or similar laws and, in case of any involuntary proceedings, are not dismissed within thirty (30) days after filing.  Upon termination for Default, IITRI shall be paid for all completed work, work in progress, and commitments incurred, up to and including the date of termination including anticipated profit for the services performed and Client shall be furnished all reports concerning services completed or in progress through and including the date of termination.

Client shall have the right to terminate this Agreement for its convenience at any time by giving IITRI not less than ten (10) days advanced written notice thereof.  In the event of termination by Client of this Agreement for any reason other than for default as set forth above, IITRI shall promptly cease working, except to the extent needed to safely finish any work in progress.  In the event of such termination, IITRI shall be paid for all completed work, work in progress, and commitments incurred, up to and including the date of termination including anticipated profit for the

1

services performed, and shall be paid at its normal rates for reasonable termination costs, which include the time expended in properly and safely terminating its services, closing its files, and in completing work as necessary for the orderly closing of the project.  IITRI agrees, at the written request of Client, to generate a final report on the technical services performed to the date of termination, and all cost associated with the development of such report shall be included in the termination costs.

Either Party may immediately terminate this Agreement upon written notice to the other Party if conditions or hazards are encountered that differ materially from expected conditions and hazards and that make performance of the services impracticable.  Any such termination shall not be deemed a breach or default by the terminating Party and shall not give rise to any action for damages or other cause of action against the terminating Party, and the Parties agree to wind down this contract in accordance with the obligation that each owes to the other in the event of a termination for Default.

ARTICLE Ill.       RESEARCH RESULTS

The results of the services performed under this Agreement will be transmitted to the Client in writing as provided for in the Proposal.  The results of the research services performed hereunder will be kept in confidence by IITRI and will not knowingly be communicated to others without the Client’s express written consent.  IITRI MAKES NO REPRESENTATION, WARRANTY, OR GUARANTEE THAT THE RESULTS OF THE RESEARCH PERFORMED UNDER THIS AGREEMENT WILL CONFIRM ANY GIVEN HYPOTHESIS, MEET CLIENT’S EXPECTATIONS, OR PROVE USEFUL IN ANY WAY.

ARTICLE IV.       PAYMENT AND PRICING

Client agrees to pay IITRI for the services as set forth in the Proposal, a Fixed Price sum of [***].  The specific payment schedule for this Agreement is set forth in the Proposal.

Payment terms for this Agreement are net thirty (30) days with invoices considered past due after thirty (30) days from the date of the invoice.  Client agrees to pay a finance charge on past due accounts of one and one-half percent (l-1/2%) per month, or, if lower, the maximum permitted by law.  Should Client not pay IITRI for services rendered under this agreement within ninety (90) days of the invoice date, Client agrees to reimburse IITRI for all reasonable legal expenses, including attorney’s fees, incurred by IITRI in collecting those monies due under this agreement.

ARTICLE V.       CONFIDENTIAL INFORMATION

A.                                    Confidential information (“Confidential Information”) shall include (i) any proprietary information that is disclosed in a tangible format and marked or labeled as confidential, and (ii) any proprietary information that is disclosed orally, visually or in an intangible format that is identified at the time of disclosure as Confidential Information and which is subsequently confirmed, within ten (10) days after its disclosure, in writing to be such.  Confidential Information shall exclude:

1.                                      Information that is or which becomes publicly known through no fault of the receiving Party;

2.                                      Information known to the receiving Party prior to receipt from the disclosing Party, as evidenced by the receiving Party’ s written records;

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3.                                      Information that is disclosed to the receiving Party in good faith by a third party who has an independent right to such subject matter and information;

4.                                      Information that is independently developed by the receiving Party, as evidenced by the receiving Party’s written records;

5.                                      Information disclosed to the U.S. Government or others by the disclosing Party with “unlimited rights” or without restrictions by the disclosing Party; or

6.                                      Information approved for disclosure by the prior written consent of the disclosing Party.

A Party may disclose Confidential Information pursuant to subpoena, judicial action or national, state or local governmental regulations or requirements , provided that the Party so disclosing notifies the other Party of the need for such disclosure within a reasonable time given the circumstances so that such other Party, at its sole cost and expense, may, as it deems appropriate, seek to challenge the required disclosure or seek a protective order.

B.                                    A Party receiving Confidential Information hereunder shall protect the Confidential Information using the same safeguards that it employs to protect its own confidential information, but in no event shall such safeguards demonstrate less than a reasonable degree of care.  A Party receiving Confidential Information hereunder shall only use the same for the purpose of performing its obligations under this Contract, and in connection therewith, a Party shall not disclose Confidential Information to persons other than its employees who have been determined to have a need to know, have been made aware of the obligations set forth herein, and is obligated to adhere to those obligations.  Upon termination of this Agreement, the Parties shall surrender any Confidential Information transmitted to them by the other or certify that such information has been destroyed, except that one copy may be retained for archival purposes only.  The Parties’ obligations of confidentiality set forth herein shall survive for a period of five (5) years from the termination of this Contract.

C.                                    A Party receiving Confidential Information agrees that it shall remain, at all times, the property of the disclosing Party.  The Parties agree and acknowledge that the disclosing Party, by conveying Confidential Information to the receiving Party, (i) is not granting and does not grant, by implication or otherwise, the receiving Party a license of any kind under any patent, patent application, copyright, trade secret or the like, and (ii) is not making and does not make, by implication or otherwise, any representation, warranty, assurance, or guarantee of inducement to the receiving Party with respect to the infringement of patents or to the rights of others.

Exchange of Proprietary and/or Confidential Information by and between the Parties is contemplated throughout the term of this Agreement.  All provisions herein relating to holding in confidence all Proprietary and/or Confidential Information received from the other Party will remain in full force and effect for the period specified in this Article V.

ARTICLE VI.       NOTICES

Any notice given under this Agreement shall be in writing, shall reference this Agreement, and shall be deemed given when: (a) delivered personally; (b) sent by confirmed telex or facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt.  Notwithstanding the foregoing, any notice given pursuant to Article II must be given by (c)

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x

or (d).  All communications will be sent to the addresses and persons set forth below or to such other address and persons as may be designated by a Party upon written notice to the other Party pursuant to this Article VI:

If to IITRI:	If to the Client:

IIT Research Institute	ARIDIS Pharmaceuticals, Inc.
10 West 35th Street	5941 Optical Court
Chicago, IL 60616-3799	San Jose, CA 95138
Attn.: Michael C. McGibbon	Attn.:
Vice-President and Director for Administration	Telephone:
Telephone: 312-567-4170	Facsimile:
Facsimile: 312-567-4106	E-mail:
E-mail: mmcgibbon@iitri.org

ARTICLE VII.       RIGHTS IN DATA

All reports, logs, field data, field notes, laboratory test data, calculations, estimates, and other technical documents prepared or generated by IITRI in providing research services or conducting studies under this Agreement for the Client (hereinafter collectively referred to as “Technical Data”) shall become the property of the Client and shall be delivered to the Client by IITRI upon completion of the Project, provided that Client grants IITRI a non-exclusive, royalty-free, world-wide license to use such Technical Data for non-commercial educational and research purposes.

IITRI will retain, without charge to the Client, all pertinent records relating to the research services performed or studies conducted hereunder for a period of one (I) year following submission of a final report to the Client.  During the one (1) year retention period, the records will be made available to Client at all reasonable times upon reasonable notice to IITRI.  Unless Client requests, in writing, that IITRI continue to retain such documents beyond said one (1) year period and agrees to reimburse IITRI for the costs and expense associated with such additional retention at a fee to be established at the time of such request, IITRI reserves the right, without further notice to the Client, to destroy or otherwise dispose of all retained data.

ARTICLE VIII.       PATENT RIGHTS

IITRI represents that it has a policy that requires assignment to IITRI of all inventions made by an employee during the course of the employee’s employment.

IITRI agrees that if, during the period of this Agreement, any of its employees conceive an invention in the course of working on any research service or studies authorized under this Agreement, IITRI shall promptly make such invention known to Client and, upon the request of Client, shall assign to Client any and all rights to said invention pursuant to the terms and conditions of this Agreement except that Client grants IITRI a non-exclusive, royalty-free, world-wide license to use such inventions for non-commercial educational and research purposes.  Thereafter, IITRI, upon request, shall provide reasonable assistance to Client’s patent attorney or agent in connection with the prosecution of any patent applications, provided that the Parties specifically agree that any expenses incurred by IITRI, such as charges for staff costs, travel, and other expenses incurred in connection

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with any assistance requested by Client, Client’s patent attorney or agent in the preparation and prosecution of patent applications, shall be reimbursed to IITRI by Client and that such reimbursement shall be in addition to, and shall not be considered a part of, the principal sum payable under this Agreement for research services or studies.

Notwithstanding the foregoing, all pre-existing inventions, patents, copyrights, know-how, trade secret, and such similar property of IITRI shall remain IITRI’s, and IITRI does not intend and does not hereby grant Client any interest in any such pre-existing invention, patent, copyright, know-how , trade secret, or similar property.

ARTICLE IX.       PUBLICATION

IITRI is a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code, and in accordance with the provisions of said Section 50l(c)(3) and applicable regulations and rulings thereunder, IITRI must serve public rather than private purposes.  Accordingly, IITRI reserves the right, at its discretion as to time and method, but consistent with the following terms, to timely publish or otherwise make publicly available its research:

A.                                    IITRI shall submit a complete copy of the proposed manuscript for publication or presentation materials or other public disclosure (collectively, “Materials”) to the Client at least sixty (60) days prior to any submission for publication or public disclosure.

B.                                    If Client determines that the Materials contain Proprietary and/or Confidential Information or patentable information, Client shall notify IITRI in writing within thirty (30) days of receipt of the Materials.  The written notification shall identify the Proprietary and/or Confidential Information or patentable information and may include suggestions designed solely to protect such information from disclosure.  If Client fails to respond within said thirty (30)-day period, IITRI may proceed with publication or public disclosure.

C.                                    In the event that Client makes any such suggestions, the parties shall use reasonable efforts to negotiate a mutually acceptable revision within fifteen (15) days after IITRI’s receipt of Client’ s notification.  If IITRI and Client have reasonably concluded that revision is not possible because any revision would still have the effect of prejudicing Client’ s ability to obtain a patent or similar instrument and IITRI reasonably concludes that publication is not possible without such information, IITRI can agree to delay publication but only for such period of time as is reasonably necessary for Client to establish its patent or other ownership rights therein.

Subject to the Client’ s consent, IITRI agrees to properly credit the contributions of the Client in any resulting publication.

ARTICLE X.       STANDARD OF CARE

IITRI shall render all services under this Agreement in a manner consistent with that level of care and skill ordinarily exercised by professionals currently practicing under similar conditions in the area where its services are performed.  IITRI MAKES NO REPRESENTATION, WARRANTY, OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED AT LAW WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AS TO ITS FINDINGS, RECOMMENDATIONS, PLANS,

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SPECIFICATIONS, DRAWINGS, PROFESSIONAL JUDGMENT, ADVICE, OR ANY OTHER SERVICES FURNISHED BY IITRI TO CLIENT EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE.

Client acknowledges that no representation, guarantee, or warranty has been made or given by IITRI to Client regarding IITRI’s services under this Agreement or the results of such services except as set forth in this Article X.  Client’s exclusive remedy against IITRI for any wrongful act or omission of IITRI shall be an action for breach of this limited warranty, and IITRI’s aggregate liability to Client for all breaches of IITRI’s limited warranty shall be limited to the lesser of $100,000 or the amount paid by Client to IITRI under this Agreement.  Client understands and agrees that its agreement to so limit IITRI’s liability was a material inducement to IITRI to provide services to Client under this Agreement at the rates stated in IITRI’s Proposals and that if IITRI’s liability were not so limited , then IITRI either would not have entered into this Agreement or would charge substantially higher rates for services authorized under this Agreement.

Any claim made against IITRI for breach of its limited warranty must be made in writing and received by IITRI no more than one (1) year after IITRI has completed performance of services authorized under this Agreement.  If a claim is not received by IITRI within said one (1)-year period, then all such claims shall be deemed waived regardless of whether Client knew of or could have discovered the existence of the basis for such claim within that one (1)-year period.

ARTICLE XI.       INDEMNIFICATION

IITRI agrees to indemnify and hold Client, its directors, officers, employees, and agents harmless against any claims, arising from injury to or death of any third party or property damage that results from IITRI’s negligence or willful misconduct.  Client agrees to indemnify and hold IITRI, its Board of Governors, officers, employees, and agents harmless against any claims, arising from injury to or death of any third party or property damage that results from Client’ s negligence or willful misconduct.  Neither Party shall be obligated to indemnify the other except for claims, arising from the negligence or willful misconduct of the indemnifying Party.

IN NO EVENT SHALL EITHER IITRI OR CLIENT BE LIABLE TO ONE ANOTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, OR ECONOMIC DAMAGES, INCLUDING LOSS OF BUSINESS OPPORTUNITY, WHATSOEVER, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH DAMAGES ARE INCURRED.

ARTICLE XII.       USE OF NAME

The name IIT Research Institute, IITRI, or any facsimile thereof shall not be used by Client for purposes of advertising, sales, promotion, or publicity in connection with services performed under this Agreement without IITRI’ s prior written consent.

ARTICLE XIII.        FORCE MAJEURE

IITRI shall have no liability for any failure to perform or delay in performance due to any circumstances beyond its reasonable control, including, but not limited to, strikes, riots, wars, fires, floods, explosions, acts of nature, acts of government, labor disputes, delays in transportation, or inability to obtain material or equipment.  In the event of any delay in performance due to any such

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circumstances, the time for performance of services authorized under this Agreement will be extended by a period of time necessary to overcome the effect of such delay, and Client will not be entitled to refuse performance or otherwise be relieved of any of its obligations under this Agreement.

ARTICLE XIV.        COVENANT AGAINST HIRING

During the term of this Agreement, including any extension or renewal thereof, and for a period of one (1) year thereafter, neither Party will knowingly solicit for hire any officer or technical or professional employee of the other assigned to render services under this Agreement without the prior written consent of the other Party.

Notwithstanding the foregoing, this covenant shall not apply in the event this Agreement is terminated by either Party for Default in accordance with the termination provision for Default contained in Article IV of this Agreement.  In addition , this clause is not intended to restrict employees of either Party from responding to employment advertisements and voluntarily applying for available employment in either Party’s company.

ARTICLE XV.       RELATIONSHIP OF PARTIES

It is the express intention of the Parties that in all matters, the Parties will act as “Independent Contractors” and not as an employee, agent, joint venture, or partner of the other Party.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Parties, and that:

A.                                    The employees or agents of one Party will not be deemed to be employees or agents of the other for any purpose under any federal or state law, including, but not limited to Unemployment Insurance Law, Old Age Benefits Law or Social Security Law, Workman’s Compensation Law, or under Internal Revenue or War Tax Legislation, or under any industrial law or otherwise.

B.                                    That neither Party will have any right, power, or authority to create any obligation, express or implied, on behalf of the other except to the extent provided herein.

ARTICLE XVI.       ENTIRE AGREEMENT

This Agreement, as may be modified in accordance with the provisions of this Agreement by individual Proposals or by mutual written agreement of the Parties, constitutes the entire understanding of the Parties and supersedes any previous communications, oral or written, between the Parties.  No change or modification of this Agreement shall be valid unless contained in a writing signed by a duly authorized representative of each Party.  There are no understandings, agreements, representations, or warranties, express or implied, which are not specified herein respecting the subject matter hereof.  Further, it is the intent of the Parties that the terms and conditions of this Agreement shall prevail notwithstanding any different, conflicting, or additional terms or conditions that may appear on any purchase order, acknowledgement, or other writing not expressly incorporated into this Agreement.

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ARTICLE XVII.       APPLICABLE LAW

Each Party agrees to timely notify the other Party of any claim, dispute, or cause of action arising under or related to this Agreement, and to negotiate in good faith to resolve any such claim, dispute, or cause of action.  To the extent that such negotiations fail, the Parties agree that any lawsuit or cause of action brought by one Party against the other that arises out of or is related to this Agreement shall be filed and litigated only with a court of competent jurisdiction within the State of Illinois; and the Parties hereby consent and agree to the personal jurisdiction and venue of any state or federal court of competent jurisdiction located within the State of Illinois with respect to any such claim, dispute, or cause of action and waive any defense or objection to the exercise of personal jurisdiction and/or venue by any such court.  The Parties to this Agreement also consent and agree that this Agreement and the obligations of the Parties hereunder, shall be governed by, interpreted, construed, and enforced in accordance with the laws of the State of Illinois, without reference to its principles of conflict of laws.

ARTICLE XVIII.       ASSIGNMENT

Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other Party, except that, without securing such prior consent, either Party shall have the right to assign this Agreement to any successor of such Party by way of merger or consolidation or the acquisition of substantially all of the assets of such Party; provided, however, that such successor shall expressly assume all of the obligations of such assigning Party under this Agreement.

ARTICLE XIX.       SEVERABILITY

In the event that any provision of this Agreement should be held void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

ARTICLE XX.       PARTIES TO BENEFIT

All work performed and work product generated by IITRI under this Agreement is made exclusively for the benefit of the Client.  Disclosure of any work product generated by IITRI under this Agreement shall be limited solely to the Client, and shall conform to the requirements in ARTICLE V (CONFIDENTIAL INFORMATION) and Article IX (PUBLICATION) of this Agreement.  IITRI and the Client expressly exclude any and all third parties from the benefits of this Agreement.

In the event that Client furnishes any IITRI work product to a person who is not a Party to this Agreement, Client agrees to defend, indemnify, and hold harmless IITRI from and against all claims, damages, losses , and expenses brought or sustained by any third party that arise out of, are related to, or are based upon IITRI work product.

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IN WITNESS WHEREOF, a duly authorized representative of each Party has approved and executed this Agreement on the date first above written.

ARIDIS Pharmaceuticals, , Inc.	HT Research Institute

Printed Name	Printed Name

Signature	Signature

Title	Title

Date	Date

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